EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Name                                                       State of Organization
- ----                                                       ---------------------

Subsidiaries of Atlantic Plastics, Inc. (Florida):

Atlantis Plastic Films, Inc.                                      Delaware

Atlantis Molded Plastics, Inc.                                    Florida

Atlantis Plastic Injection Molding, Inc.                          Kentucky

Pierce Plastics, Inc.                                             Delaware

Rigal Plastics, Inc.                                              Florida

Atlantic Plastics Foreign Sales Inc.                              Barbados

Linear Films, Inc.                                                Canadian

Extrusion Masters, Inc.                                           Indiana